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                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 9, 1997 by and between CMS Peripherals, Inc., a California corporation (the "Purchaser"), and CMS Enhancements, Inc., a California corporation (the "Seller").


                                    RECITALS

         A. Seller is engaged in the business of providing mass storage solutions, sub-assembling storage upgrade products, and developing a broad line of storage products for servers, workstations and portable computers (collectively referred to herein as the "Business").

         B.  Seller owns all of the Transferred Assets (as defined in Section
1.1 below), which Transferred Assets are used in the conduct of the Business.

         C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Transferred Assets on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions contained herein, the parties hereto hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                           SALE AND TRANSFER OF ASSETS

         1.1 TRANSFERRED ASSETS. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, assume and acquire from Seller the assets described on the "Transferred Assets Schedule" attached hereto as SCHEDULE 1.1.

         1.2 EXCLUDED ASSETS. Notwithstanding anything contained in SECTION 1.1 hereof to the contrary, Seller is not selling, and Purchaser is not purchasing, any of the assets set forth in the "Excluded Assets Schedule" attached hereto as
SCHEDULE 1.2 (the "Excluded Assets"), all of which shall be retained by Seller.

         1.3 ASSUMED OBLIGATIONS. Purchaser hereby assumes and shall hereafter pay, discharge or perform in the ordinary course those contracts and other obligations (the "Assumed Obligations") listed in the "Assumed Obligations Schedule" attached hereto as SCHEDULE 1.3. Other than as set forth in Schedule 1.3, Purchaser shall not assume or be obligated to pay discharge or perform any liability or obligation of Seller, whether direct or indirect, known or unknown, absolute or contingent.

         1.4 NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. Purchaser does not assume and shall not be liable for, and Seller shall indemnify Purchaser against, any debts, obligations or liabilities of Seller of any nature whatsoever, including, without limitation, any liability of Seller for taxes or any liability of Seller relating to, arising from or connected with



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service and/or equipment provided by Seller, other than the assumed obligations specifically listed in the Assumed Obligations Schedule.

                                   ARTICLE II

                       PURCHASE PRICE AND PAYMENT; CLOSING

         2.1 PURCHASE PRICE. The aggregate cash purchase price to be paid by Purchaser in exchange and as consideration for the Transferred Assets will equal Three Million Five Hundred Fifty Thousand Dollars ($3,550,000) (the "Purchase Price).

         2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Purchaser to Seller by delivery of certified or bank check or by wire transfer of immediately available funds the amount of Three Million Four Hundred Fifteen Thousand Dollars ($3,415,000) (the Purchase Price less Purchaser's $135,000 deposit).

         2.3 ALLOCATION OF PURCHASE PRICE. The parties hereby agree that the following amounts shall be allocated in accordance with the Form 8594 to be prepared by Arthur Andersen LLP following the Closing.

         Purchaser and Seller hereby agree to report this transaction for all tax purposes in accordance with the Form 8594 as prepared by Arthur Andersen LLP.

         2.4 PAYMENT OF SALES AND RELATED TAXES. Purchaser shall be obligated for and shall pay all sales, use, transfer, excise and related taxes payable to the State of California, if any, when and as validly assessed as a result of the transactions contemplated by this Agreement. From and after the Closing, Purchaser will be responsible for state and local personal property or ad valorem taxes relating to periods subsequent to the Closing. Purchaser and Seller agree to reimburse and indemnify each other as provided in Article V hereof with respect to any payments of such taxes that the other may be required to make on behalf of the other. Purchaser shall not be responsible for any business, income, occupation, withholding or similar tax, or for any taxes of any kind related to any period prior to the Closing Date.

         2.5 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on June 19, 1997 (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, Jamboree Center, 4 Park Plaza, Suite 1700, Irvine, California 92614 or at such other date, time and place as may be mutually agreed upon in writing by the parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. The transfer of the Transferred Assets shall be deemed to have taken place at 11:59 p.m. on the Closing Date. At the Closing:

              (a) Purchaser shall (i) pay to Seller the Purchase Price as set forth in SECTION 2.2 and (ii) execute and deliver to Seller (A) the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B,
(B) a certificate of an executive officer of Purchaser that the conditions set forth in Sections 7.2(a) and (b) have been satisfied as of the Closing and (C) all such other instruments and documents of conveyance and assignment as are reasonably requested by Seller to evidence the transfer of the Transferred Assets and the assumption of the Assumed Obligations (collectively, the "Purchaser Closing Documents and Deliveries").

              (b) Seller shall execute and deliver to Purchaser (i) a Bill of Sale in substantially the form attached hereto as Exhibit C, (ii) a General Instrument of Conveyance, Transfer and Assignment in substantially the form attached hereto as Exhibit D, (iii) a



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Noncompetition Agreement in substantially the form attached hereto as Exhibit E,
(iv) all such other instruments and documents of conveyance and assignment as are reasonably requested by Purchaser to vest in Purchaser title to the Transferred Assets, (v) evidence that Seller has changed its name to a name other than "CMS Enhancements, Inc." that does not include the abbreviation "CMS" and (vi) a certificate of an executive officer of Seller that the conditions set forth in Sections 7.3(a) and (b) have been satisfied as of the Closing (collectively, the "Seller Closing Documents and Deliveries").

              (c) Seller shall terminate each of its employees (other than Holger Heims and Michael Dressen) and Buyer shall immediately rehire each such employee on terms and conditions substantially equivalent to the terms and conditions (including position, salary and benefits, but excluding severance payments set forth in written employment agreements not assumed by Buyer) on which such employee was employed by Seller immediately prior to the Closing. Buyer shall assume all accrued vacation, personal leave and sick leave and shall grant to the rehired employees seniority based upon such employee's service with Seller.

              (d) Seller shall coordinate with Buyer the filing of Seller's name change with the California Secretary of State in order to afford Buyer the opportunity to reserve the name "CMS Enhancements, Inc."

              (e) Buyer shall enter into a phone service agreement with AT&T for not less than the term of AmeriQuest Technology, Inc.'s agreement with AT&T provided that AT&T offers such service to Buyer on competitive terms and conditions.

              (f) Buyer's sole shareholder shall provide to ICM Investments, Ltd. (the "Lessor") a personal guaranty and shall use commercially reasonable efforts to cause Lessor to release the guaranty of AmeriQuest Technologies, Inc.



                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that, except as set forth in the Seller's Disclosure Schedule:

         3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing in the State of California, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified (a) would not result in a Material Adverse Change (as defined below) or (b) would not result in a breach of any of the other representations, warranties or covenants set forth in this Agreement. Seller has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Seller has made available to Purchaser a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, and such Articles of Incorporation and Bylaws as so delivered are in full force and effect. Seller is not in default in any material respect in the performance, observation or fulfillment of any provision of its Articles of Incorporation or Bylaws. For purposes of this Agreement, a "Material Adverse Change" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, properties, prospects or results of operations of either Seller, the Business or the Transferred Assets.


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         3.2 CAPITALIZATION. AmeriQuest Technologies, Inc. is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Seller, free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person. No agreement or other document grants or imposes on any such shares of Seller any right, preference, privilege or restriction with respect to the transaction contemplated hereby (including, without limitation, any rights of first refusal). There are no options, warrants or other rights, commitments or agreements of any character which call for the issuance of shares of capital stock or other securities of Seller or any securities, instruments or rights convertible into or exchangeable for shares of capital stock or other securities of Seller. Seller has the absolute and unrestricted right, power, authority and capacity to transfer the Transferred Assets to Purchaser and upon the Closing, without exception, Purchaser will acquire from Seller's legal and beneficial ownership of, good and valid title to, the Transferred Assets, free from any charge, lien, encumbrance or adverse claim of any kind whatsoever.

         3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Seller has been duly and validly authorized and no other proceedings on the part of Seller are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding agreement of Seller, enforceable against it in accordance with its terms.

         3.4 BROKER'S COMMISSION OR FINDER'S FEES. No person or entity has acted for Seller in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement. AmeriQuest Technologies, Inc. is solely responsible for the payment of any commissions and/or finder's fees due to Chase Securities, Inc. in connection with this Agreement.

         3.5 TAXES.

              (a) Seller has timely filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes (as defined below) with respect to the Business, including any schedule or attachment thereto and including any amendment thereof ("Tax Returns") that are required to be filed under federal, state, local or foreign law. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller or its affiliates with respect to the Business (whether or not shown on any of said Tax Returns) have been paid for all periods for which returns have been filed. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No outstanding claim has been made by any authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation by that jurisdiction.

              (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

              (c) There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any authority or (ii) as to which Seller or employees or accountants responsible for Tax matters of Seller have knowledge based upon personal contact or correspondence with any agent of such authority. Seller has disclosed and provided to Purchaser all federal, state, local and foreign Tax Returns filed with respect to Seller or the


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Business for taxable periods ended on or after December 31, 1994, and has disclosed and provided to Purchaser those Tax Returns, if any, that have been audited, and those Tax Returns, if any, that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller with respect to Seller or the Business since December 31, 1994.

              (d) Seller has not waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to Seller or the Business.

              (e) Seller has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under the Internal Revenue Code of 1986, as amended (the "Code") Section 280G. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to any accuracy related understatement penalty pursuant to Code Section 6662. Seller is not a party to any Tax allocation or sharing agreement.

              (f) No Taxes will be incurred by Seller as a result of any Tax Returns that are required to be filed under federal, state, local or foreign law prior to the Closing Date, which would result in a Material Adverse Change.

              (g) For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         3.6 TITLE TO ASSETS. Seller has good and marketable title to all of the Transferred Assets, whether tangible or intangible, and such Transferred Assets constitute all of the assets and interests in assets that are used or useful in the conduct of the Business as currently being conducted, other than the Excluded Assets. Except for statutory mechanics and materialmens' liens and liens for current taxes not yet delinquent, all of the Transferred Assets conveyed to Purchaser are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrance, equities, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims or rights whatsoever, Seller is in possession of all personal property leased to it by others. No partner, agent or employee of Seller, nor any spouse, child or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the personal property used in the Business owned by or leased to Seller.

         3.7 REAL PROPERTY. Seller does not own or lease any real property necessary for the conduct of the Business.

         3.8 INVENTORY. The inventory of Seller consists of supplies that are merchantable and fit for the purpose for which they were procured, and none of which are damaged or defective in any manner. No inventory of Seller has been pledged as collateral.



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         3.9 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement by Seller, the consummation of the transactions contemplated hereby or the performance by Seller of its obligations hereunder, will not:

              (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

              (b) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a material adverse effect on the financial condition, business, properties, or results of operations of Seller; or

              (c) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Seller, in such a manner as to result in a material adverse effect on the financial condition, business, properties or results of operations of Seller.

         3.10 FULL DISCLOSURE. To Seller's knowledge, all instruments, agreements and other documents delivered or to be delivered, or made available, to Purchaser by Seller pursuant to this Agreement are complete and correct in all material respects. To Seller's knowledge no representation or warranty made by Seller in this Article III or the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements on behalf of Seller in this Article III and the Schedules to this Agreement, in light of the circumstances in which they are made, not misleading. In accordance with Section 6104 of the California Uniform Commercial Code, Seller has provided Buyer with a true and complete list of all business names and business addresses utilized by Seller during the three (3) years preceding June 2, 1997.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser represents and warrants to Seller that, except as set forth in the Purchaser's Disclosure Schedule:

         4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of Seller, this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms.

         4.2 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement by Purchaser, the consummation of the transactions contemplated hereby or the performance by Purchaser of its obligations hereunder, will not:


              (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;



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              (b) conflict with, result in the breach of or constitute a default
(or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a material adverse effect on the financial condition, business, properties, or results of operations of Purchaser; or

              (c) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser, in such a manner as to result in a material adverse effect on the financial condition, business, properties or results of operations of Purchaser.

         4.3 BROKER'S COMMISSION OR FINDER'S FEES. No person or entity has acted for Purchaser in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement or the transactions contemplated hereby.

         4.4 PURCHASER'S KNOWLEDGE. Neither Purchaser nor its sole stockholder is aware of (a) any information that would make any representation or warranty of Seller hereunder materially untrue or (b) any liability or obligation of Seller (contingent or otherwise) that is being retained by Seller pursuant to the terms hereof that has not been fully disclosed to AmeriQuest Technologies, Inc.

                                    ARTICLE V

                                 INDEMNIFICATION

         5.1 INDEMNIFICATION.

              (a) INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Purchaser and its affiliates from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

                        (i) The breach of any of the representations or warranties made by Seller in this Agreement;

                        (ii) The breach or the failure of performance by Seller of any of the covenants, promises or agreements that it is to perform under this Agreement;

                        (iii) Except as otherwise set forth herein, the payment of any Taxes (including interest and penalties) of any kind or nature imposed, whether before or after the Closing, by any government or subdivision thereof upon the business, assets or employees or independent contractors of Seller or otherwise resulting from or relating to the Business or the Transferred Assets prior to the Closing;

                        (iv) The death of or injury to any person or damage to property that occurred prior to the Closing and arose out of or in connection with the conduct of the Business or the use or omission to use the Transferred Assets (whether asserted, discovered or established before or after the Closing, and whether or not such claim or action is disclosed in the Schedules to this Agreement); and



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                        (v) All employment-related claims and causes of action,
and all other claims and causes of action, that have arisen or arise out of or in connection with the conduct of the Business or the use or omission to use the Transferred Assets prior to the Closing (whether asserted, discovered or established before or after the Closing, and whether or not such claim or action is disclosed in the Schedules to this Agreement).

              Notwithstanding the foregoing, Seller shall not indemnify or hold Purchaser harmless with respect to the first Fifty Thousand Dollars ($50,000) of aggregated Losses suffered by the Purchaser, which amount shall be a non-recoverable deductible.

              (b) INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller and its affiliates from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

                        (i) The breach of any of the representations or warranties made by Purchaser in this Agreement;

                        (ii) The breach or the failure of performance by Purchaser of any of the covenants, promises or agreements that it is to perform under this Agreement;

                        (iii) Except as otherwise set forth herein, the payment of any Taxes (including interest and penalties) of any kind or nature imposed, whether at the time of or after the Closing, by any government or subdivision thereof upon the business, assets or employees or independent contractors of Purchaser or otherwise resulting from or relating to the Business or the Transferred Assets after the Closing;

                        (iv) The death of or injury to any person or damage to property that occurs after the Closing and arises out of or in connection with the conduct of the Business or the use or omission to use the Transferred Assets; and

                        (v) All employment-related claims and causes of action, and all other claims and causes of action, that arise out of or in connection with the conduct of the Business or the use or omission to use the Transferred Assets after the Closing.

              (c) DEFINITION OF LOSSES. For purposes of this Agreement, "Losses" shall mean any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, costs, legal fees, accountants' fees, disbursements or expenses. Losses shall exclude any amount which any party actually receives under any insurance policy which provides coverage for the liability in question.

         5.2 THIRD PARTY CLAIMS, NOTICE AND OPPORTUNITY TO SETTLE.

              (a) Within thirty (30) days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to indemnification for a Loss hereunder, the affected Indemnified Party shall give each party who may be obligated to provide indemnity hereunder (the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party.



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              (b) The Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing), to defend against such claim or demand at its expense and through counsel of its own choosing (the choice of such counsel to be subject to the reasonable consent of the affected Indemnified Parties) and to control such defense if it gives written notice of its intention to do so within fifteen (15) days after the receipt of the notice referred to in SECTION 5.2(a) above. If the Indemnifying Party shall decline to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the expense of the Indemnifying Party. The
Indemnified Parties shall cooperate fully in the defense of such claim or demand and shall make available to the Indemnifying Party or its counsel all pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand. The Indemnified Parties and their counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

              (c) The Indemnifying Party shall have the right to elect to settle any such claim or demand, for monetary damages only and including an unconditional release, subject to the consent of the affected Indemnified Parties; provided, however, if the affected Indemnified Parties fail to give such consent within twenty (20) days of being requested to do so, the affected Indemnified Parties shall, at their expense, assume the defense of such claim or demand and regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement.

              (d) In the event the Indemnifying Party assumes the defense of a claim or demand, the Indemnified Parties shall have the right to assume control of the defense of any claim or demand from the Indemnifying Party at any time and to elect to settle such claim or demand; provided, however, the Indemnifying Party shall have no indemnification obligations with respect to such claim, demand or settlement except for the costs and expenses of such Indemnifying Party incurred prior to the assumption of the defense of the claim or demand by the Indemnified Parties.

         5.3 NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

         5.4 PAYMENTS. Payments of all amounts owing by an Indemnifying Party pursuant to this Article V relating to a Third Party Claim shall be made within fifteen (15) days after the latest of (a) the settlement of such Third Party Claim, (b) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Subject to SECTION 5.3, payments of all amounts owing by an Indemnifying Party pursuant to this SECTION 5.4 shall be made within fifteen
(15) days after the later of (x) the expiration of the 30-day Indemnity Notice period or (y) the




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expiration of the period for appeal of a final adjudication of the Indemnifying
Party's liability to the Indemnified Party under this Agreement.

                                   ARTICLE VI

                               DISPUTE RESOLUTION

         6.1 NEGOTIATION. The parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this mediation and arbitration provision) promptly by negotiations between the parties.

         6.2 MEDIATION. If any claim or controversy is not fully resolved through negotiation within fifteen (15) business days after a party first notifies the other party of a claim or controversy, the parties will attempt in good faith to resolve the controversy or claim in accordance with the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. Any such mediation shall be held in Orange County, California unless the parties otherwise agree to another location.

         6.3 ARBITRATION.

              (a) Any controversy or claim arising out of or relating to the execution, interpretation and performance of this Agreement that is not fully resolved pursuant to SECTIONS 6.1 or 6.2 within thirty (30) business days after a party first notifies the other party of a claim or controversy shall be solely and finally settled by arbitration in accordance with the CPR Non-Administered Arbitration Rules as then in effect ("CPR Rules"). The arbitration shall be conducted by one independent and impartial arbitrator, appointed by CPR (the "Arbitrator"). The arbitration shall be governed by the provisions of the Arbitration Act, 9 U.S.C. section 1, et seq., and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The arbitration proceedings shall be held in Orange County, California unless the parties otherwise agree to another location.

              (b) If a party hereto determines to submit a dispute for arbitration pursuant to this SECTION 6.3, such party ("Claimant") shall furnish the party with whom it has the dispute ("Respondent") with a notice of arbitration as provided in the CPR Rules ("Arbitration Notice") which, in addition to the items required by the CPR Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to CPR, along with a copy of this Agreement and a request to appoint the Arbitrator. The commencement date of the arbitration shall be established as provided in the CPR Rules ("Commencement Date").

              (c) Not less than thirty (30) business days after the Commencement Date and no later than sixty (60) business days after the Commencement Date, each party may present discovery requests to the other party in any form permitted under the CPR Rules or by the Arbitrator. The recipient of a discovery request shall have thirty (30) business days after the receipt of such request to object to any or all portions of such request, and shall respond to any portions of such request not so objected to within thirty (30) business days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall ensure that all objections and responses are received by other parties within the above time periods. Any party seeking to compel discovery following receipt of an objection shall file with the other parties and the Arbitrator a motion to compel, including a copy of the initial request and the objection. The Arbitrator shall allow fifteen (15) business days for responses to the motion to compel before ruling. Claims of privilege and other objections shall be determined as they would be in United States federal court in a case applying California law. The Arbitrator may grant or deny the motion to compel, in whole or in part, for any reason permitted by the CPR Rules, including that the discovery request is or is not appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

              (d) Hearings must commence no later than one hundred twenty (120) business days after the Commencement Date and hearings shall be conducted for no more than thirty (30) business days, unless otherwise agreed by the parties or ordered by the Arbitrator.

              (e) Each of the Claimant and Respondent shall submit a brief, outlining such party's claim for relief or defense to any claim, to the other and to the Arbitrator on or before the 15th business day following the last day of the hearing. Reply briefs must be exchanged and submitted to the Arbitrator on or before the 30th business day following the last day of the hearing. The final decision of the Arbitrator shall reflect a final decision that, in the Arbitrator's judgment, is most consistent with the terms of this Agreement and applicable law.

              (f) The foregoing time periods and procedural steps may be modified or extended by agreement of the parties or by the Arbitrator in the Arbitrator's discretion to the extent the Arbitrator deems necessary to prevent fundamental unfairness; provided, that at all times the Arbitrator shall be mindful of the parties' desire for the most expeditious possible resolution of their disputes; and provided, further, that a final decision of the Arbitrator shall be rendered within two hundred ten (210) business days after the Commencement Date.

              (g) To the extent permissible under applicable law, the parties agree that the award of the Arbitrator shall be final and shall be subject only to the judicial review permitted by the Arbitration Act. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

              (h) The Arbitrator may not award multiplied, consequential or punitive damages, and the parties hereby irrevocably waive any right to multiplied, punitive or consequential damages.

                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

         7.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions:

              (a) NO ACTION OR PROCEEDING. No claim, action, suit investigation or other proceeding shall be pending or threatened before any court or governmental body that presents a substantial risk of the restraint or prohibition of the transaction contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

              (b) STATUTES. No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated hereby illegal.

              (c) LESSOR'S CONSENT. Lessor shall have delivered to the parties its consent to the assignment of the lease with regard to Seller's headquarters at 3095 Redhill, Costa Mesa, CA.

         7.2 FURTHER CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived in writing by the Seller:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

              (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement prior to the Closing.

              (c) RECEIPT OF PURCHASER CLOSING DOCUMENTS AND DELIVERIES. Seller shall have received executed originals, dated the Closing Date, of the Purchaser Closing Documents and Deliveries, as applicable, and shall have received payment of the Purchase Price.

         7.3 FURTHER CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of the Purchaser to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived in writing by the Purchaser:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

              (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement prior to the Closing.

              (c) RECEIPT OF SELLER CLOSING DOCUMENTS AND DELIVERIES. Purchaser shall have received executed originals, dated the Closing Date, of the Seller Closing Documents and Deliveries, as applicable.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

              (a) BY MUTUAL CONSENT. By mutual consent of Seller and Purchaser;

              (b) BY SELLER OR PURCHASER. By either Seller, on the one hand, or Purchaser, on the other hand:

                        (i) if the transactions contemplated hereby shall not have been consummated on or before June 30, 1997; provided the failure of the transactions to be consummated by the applicable date is not caused by any breach of this Agreement by the party seeking such termination;

                        (ii) if a court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and not appealable; or

                        (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the consummation of the transactions contemplated hereby by any competent governmental or regulatory authority which makes the consummation of such transactions illegal.

              (c) BY SELLER. By Seller, if a material default under or a material breach of this Agreement by Purchaser shall have occurred and be continuing ten (10) business days after receipt of notice thereof from Seller;

              (d) BY PURCHASER. By Purchaser if a material default under or a material breach of this Agreement by Seller shall have occurred and be continuing ten (10) business days after receipt of notice thereof from Purchaser.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, employees or agents; except that (a) nothing set forth herein shall relieve a party hereto from liability for its willful breach of this Agreement and (b) in the event this Agreement is terminated by Seller pursuant to Section 8.1(c) above. Seller shall be entitled to retain Purchaser's $135,000 deposit.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of the investigations, if any, any party shall have made prior to the Closing, the representations and warranties contained herein shall survive the Closing and will expire on the first (1st) anniversary of the Closing Date; unless prior to the stated time of expiration, a claim specifying a breach of any of the representations or warranties described above is submitted in writing to the indemnifying party and identified as a claim for indemnification pursuant to this Agreement. Notwithstanding the foregoing, the representation and warranty with respect to Taxes set forth in Section 3.5 hereof shall survive until the expiration of the applicable statute of limitations with respect to claims by taxing authorities and the representations and warranties set forth in Sections
3.1 through 3.3 and 3.6 hereof shall expire on the second (2nd) anniversary of the Closing Date.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), telex or delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)      if to Purchaser, to:                 with a copy to:

         CMS Peripherals, Inc.                Stephens & Kray
         3095 Redhill Ave.                    5000 Birch Street, Suite 410
         Costa Mesa, CA  92626                Newport Beach, CA  92660
         Attention:  Ken Burke                Attention:  Lon T. Stephens, Esq.
         FAX:  (714) 435-9406                 FAX:  (714) 476-9320

(b)      if to Seller, to:                     with a copy to:

         CMS Enhancements, Inc.                Gibson, Dunn & Crutcher
         c/o AmeriQuest Technologies,          Jamboree Center
         Inc.                                  4 Park Plaza
         6100 Hollywood Blvd.                  Irvine, CA  92714
         Suite 700                             Attention: Thomas D. Magill, Esq.
         Hollywood, FL  33024                  FAX:  (714) 451-4220
         FAX:  (954) 989-9206

         9.3 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 COUNTERPARTS. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.5 INTEGRATION. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements among the parties hereto that are referred to herein constitute the entire agreement among the parties with respect to the subject matter set forth herein or therein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof.

         9.6 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.7 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, excluding its rules of conflicts of law; provided, however, that the provisions of the United States Arbitration Act, 9 U.S.C. section 1, et. seq., shall govern the procedural aspects of any arbitration to be conducted pursuant to the provisions of SECTION 6.3 hereof.

         9.8 ASSIGNMENT. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties; provided, however, that Purchaser may assign any of its rights and obligations hereunder to any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Purchaser.

         9.9 SEVERABILITY. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

         9.10 ATTORNEYS' FEES. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         9.11 SELLER'S FURTHER ASSURANCES. From time to time after the date of this Agreement, Seller will execute and deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consent, assurance, powers of attorney and other instruments as may be reasonably requested by Purchaser in order to vest in Purchaser good and marketable title in and to the Transferred Assets and otherwise in order to carry out the purpose and intent of this Agreement.

         9.12 PURCHASER'S FURTHER ASSURANCES. From time to time after the date of this Agreement, Purchaser will execute and deliver to Seller such instruments of sale, transfer, conveyance, assignment and delivery, consent, assurance, powers of attorney and other instruments as may be reasonably requested by Seller in order to carry out the purpose and intent of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                          CMS PERIPHERALS, INC.

                                          BY:     /s/ Ken Burke
                                                -------------------------------
                                          NAME:   Ken Burke
                                                -------------------------------
                                          ITS:    President
                                                -------------------------------



                                          CMS ENHANCEMENTS, INC.

                                          BY:     /s/ Holger Heims
                                                -------------------------------
                                          NAME:   Holger Heims
                                                -------------------------------
                                          ITS:
                                                -------------------------------

SCHEDULES
---------

1.1      Transferred Assets Schedule

1.2      Excluded Assets Schedule

1.3      Assumed Obligations Schedule

Seller's Disclosure Schedule

Purchaser's Disclosure Schedule


EXHIBITS
--------

A.       Intentionally Omitted

B.       Assignment and Assumption Agreement

C.       Bill of Sale

D.       General Instrument of Conveyance, Transfer and Assignment

E.       Noncompetition Agreement

                                   EXHIBIT B


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         This Assignment and Assumption Agreement (this "Agreement") is made as of the __ day of June, l997 by and between CMS Enhancements, Inc., a California corporation ("Seller"), and CMS Peripherals, Inc., a California corporation ("Buyer").

                                   BACKGROUND

         WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement effective as of the date hereof (the "Purchase Agreement"), which provides, among other matters, for the assumption by Buyer of certain rights and obligations of Seller.

         NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

         1. From and after the date hereof, Buyer hereby agrees to observe, perform and discharge, and hereby assumes and agrees to be bound by, (a) the terms, restrictions, obligations and duties of Seller under the contracts and agreements listed on the Assumed Obligations Schedule attached hereto as Exhibit A to the extent such obligations or duties are applicable to, or are to be performed in, periods on or after May 4, 1997 and (b) those obligations reflected on Seller's May 4, 1997 balance sheet (collectively, the "Assumed Obligations").

         2. Seller hereby sells, conveys, transfers and assigns to Buyer the Assumed Obligations.

         3. The Assumed Obligations shall not include, and Buyer shall not assume or be liable for, any debts, obligations or liabilities of Seller of any kind and nature whatsoever except for the Assumed Obligations.

         4. Buyer and Seller shall execute, acknowledge (if appropriate) and deliver, or cause the execution, acknowledgment and delivery to others of such further documents and instruments as may reasonably be requested by another party hereto in order to implement the purposes of this Agreement.

         5. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California; provided, however, that to the extent that California law on the choice of law would dictate application of another state's law, the expressed intent of the parties to apply substantive California law to the determination of the dispute shall prevail. Any disputes under this Agreement shall be settled in accordance with the Dispute Resolution provisions contained in Article VI of the Purchase Agreement, which are incorporated herein by this reference as though set forth in full herein.

         6. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         8. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, or upon delivery by means of a nationally recognized overnight air courier service, or upon transmission pursuant to facsimile, to the parties at the address last furnished in writing to the sender for the purpose of receiving notices, requests, demands, and other communications hereunder or unless and until such notice shall have been so furnished, addressed as follows:

         A.       To Buyer:

                  CMS Peripherals, Inc.
                  3095 Redhill Ave.
                  Costa Mesa, CA  92626
                  Attention:  Ken Burke
                  FAX:  (714) 435-9406

                  With copies to:

                  Stephens & Kray
                  5000 Birch Street, Suite 410
                  Newport Beach, CA  92660
                  Attention:  Lon T. Stephens, Esq.
                  FAX:  (714) 476-9320

         B.       To Seller:

                  CMS Enhancements, Inc.
                  c/o AmeriQuest Technologies, Inc.
                  6100 Hollywood Blvd.
                  Suite 700
                  Hollywood, FL  33024
                  FAX:  (954) 989-9206

                  With copies to:

                  Gibson, Dunn & Crutcher
                  Jamboree Center
                  4 Park Plaza
                  Irvine, CA  92714
                  Attention: Thomas D. Magill, Esq.
                  FAX:  (714) 451-4220

         [Next page is signature page]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above-written.

                                            CMS ENHANCEMENTS, INC.


                                            By:
                                                   ----------------------------
                                            Name:
                                                   ----------------------------
                                            Title:
                                                   ----------------------------



                                            CMS PERIPHERALS, INC.


                                            By:
                                                   ----------------------------
                                            Name:
                                                   ----------------------------
                                            Title:
                                                   ----------------------------

                                   EXHIBIT C


                                  BILL OF SALE
                                  ------------

         Pursuant to that certain Agreement for Purchase and Sale of Assets dated of even date herewith (the "Asset Purchase Agreement") by and between CMS Peripherals, Inc., a California corporation ("Buyer"), and CMS Enhancements, Inc., a California corporation ("Seller"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby sell, convey, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to the assets owned by or used in the Business (as defined in the Asset Purchase Agreement) that are located at Seller's Costa Mesa headquarters, including without limitation the specific assets of Seller set forth on the Acquired Asset Schedule attached hereto as Exhibit A (the "Acquired Assets"). Notwithstanding the foregoing, Seller does not hereby sell, assign, transfer or deliver to Buyer any of Seller's right, title or interest in and to any of the Excluded Assets set forth on the Excluded Assets Schedule attached hereto as Exhibit B.

         Seller hereby constitutes and appoints Buyer Seller's true and lawful attorney with full power of substitution in Seller's name and stead, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Acquired Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, at the expense of Buyer (subject to Buyer's right to indemnification pursuant to Article V of the Asset Purchase Agreement) and for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Acquired Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned or delivered, or intended so to be, and to do all other acts and things in relation to the Acquired Assets that Buyer, its successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

         IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the ____ day of June, 1997.

                                    CMS ENHANCEMENTS, INC.

                                    By:
                                         --------------------------------------

                                    Its:
                                         --------------------------------------

                                   EXHIBIT D

                        GENERAL INSTRUMENT OF CONVEYANCE,
                             TRANSFER AND ASSIGNMENT



                  Pursuant to that certain Agreement for Purchase and Sale of Assets dated of even date herewith (the "Asset Purchase Agreement") by and between CMS Peripherals, Inc., a California corporation ("Buyer"), and CMS Enhancements, Inc., a California corporation ("Seller"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby sell, convey, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to the assets owned by or used in the Business (as defined in the Asset Purchase Agreement) that are located at Seller's Costa Mesa headquarters, including without limitation the specific assets of Seller set forth on the Acquired Asset Schedule attached hereto as Exhibit A (the "Acquired Assets"). Notwithstanding the foregoing, Seller does not hereby sell, assign, transfer or deliver to Buyer any of Seller's right, title or interest in and to any of the Excluded Assets set forth on the Excluded Assets Schedule attached hereto as Exhibit B.

         Seller hereby constitutes and appoints Buyer Seller's true and lawful attorney with full power of substitution in Seller's name and stead, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Acquired Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, at the expense of Buyer (subject to Buyer's right to indemnification pursuant to Article V of the Asset Purchase Agreement) and for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Acquired Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned or delivered, or intended so to be, and to do all other acts and things in relation to the Acquired Assets that Buyer, its successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

         IN WITNESS WHEREOF, Seller has executed and delivered this General Instrument of Conveyance, Transfer and Assignment as of the ____ day of June, 1997.

                                     CMS ENHANCEMENTS, INC.

                                     By:
                                         --------------------------------------
                                     Its:
                                         --------------------------------------

                                   EXHIBIT E

                   NONCOMPETITION AND NONDISCLOSURE AGREEMENT
                   ------------------------------------------


         THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into as of this __ day of June, 1997, by and among CMS Enhancements, Inc., a California corporation ("Seller"), AmeriQuest Technologies, Inc., a Delaware corporation and the sole shareholder of Seller ("Parent"), and CMS Peripherals, Inc., a California corporation ("Buyer").

                                    RECITALS

                  WHEREAS, Buyer and Seller have entered into an Agreement for the Purchase and Sale of Assets dated as of the date hereof (the "Purchase Agreement"), pursuant to which Buyer will purchase substantially all of the assets of Seller, including Seller's name and the associated goodwill; and

                  WHEREAS, the execution and delivery of this Agreement by Seller and Parent is a material inducement to Buyer entering into the Purchase Agreement and consummating the transactions contemplated therein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

         1. DEFINITIONS.

         For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

         (a) "Covenant Term" shall mean a period beginning on the date hereof and ending on the earlier of (i) five (5) years thereafter or (ii) on the date that Buyer ceases to own or actively operate the Peripherals Business.

         (b) "Covenant Territory" shall mean each of the fifty (50) states in the United States of America, Puerto Rico and the U.S. Virgin Islands.

         (b) "Control" shall mean ownership of 5% or more of the equity securities of any corporation, partnership or joint venture, or such other instances when control in fact exists.

         (c) "Peripherals Business" shall mean the business of providing mass storage solutions, sub-assembling storage upgrade products and developing a broad line of storage products for servers, workstations and portable computers.

         (d) "Peripherals Business Employees" shall mean persons employed by Seller on the date hereof or in the prior 180-day period (excluding clerical and secretarial employees).


         2. NONCOMPETITION.

         (a) As partial inducement to Buyer to enter into the Purchase Agreement, each of Seller and Parent hereby covenants during the Covenant Term it will not, directly or indirectly, nor will any person, corporation, firm, partnership or other entity over which it exercises Control (whether as an officer, director, individual proprietor, control shareholder, consultant, partner or otherwise), compete with Buyer by engaging in, entering into or operating in the Peripherals Business in the Covenant Territory.

         (b) Each of Seller and Parent hereby covenants that, during the Covenant Term, it will not, directly or indirectly, nor will any person, corporation, firm, partnership or other entity over which it exercises Control (whether as an officer, director, individual proprietor, control shareholder, consultant, partner or otherwise), knowingly solicit, recruit or hire away any Peripherals Business Employee for any trade or business, or as a consultant to any trade or business.

         3. REASONABLENESS OF COVENANTS. Each of Seller and Parent recognizes and acknowledges that Seller's businesses and markets are national in scope, that Buyer is spending millions of dollars to acquire ownership of substantially all of the assets of Seller and that Buyer would not be doing so but for this covenant not to compete and the covenant not to solicit employees contained herein. Each of Seller and Parent further recognizes and acknowledges that such covenants are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Peripherals Business and are reasonable in all respects.

         4. SEPARATE COVENANTS. The parties intend for the covenants contained in this Agreement to comply with the provisions of California Business and Professions Code Section 16601, and to be construed as a series of separate covenants, one for each county, state, market area or business area in the Covenant Territory, for each year, and for each person or entity. Except for geographic coverage, each such covenant shall be deemed identical in terms to the covenants contained in Section 2.

         5. PARTIAL INVALIDITY. The parties hereto recognize that the laws and public policies of the various jurisdictions differ as to the validity and enforceability of agreements similar to those contained in this Agreement. The parties intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of California or any other jurisdiction in which enforcement may be sought. If, in any judicial proceeding, a court shall refuse to enforce or shall declare void or invalid any of the provisions or covenants in this Agreement, as applied to any party or to any circumstances, such invalid or unenforceable provision or covenant shall in no way affect any other provision or covenant of this Agreement, the application of such provision or covenant in other circumstances, or the validity or enforceability of this Agreement. If any provision or covenant, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby or for any other reason, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, in order to render this Agreement valid and enforceable to the fullest extent permitted by law.

         6. JURISDICTION FOR ENFORCEMENT. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect Buyer's right to the relief provided above in the courts of any other state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

         7. EQUITABLE RELIEF. The parties hereto agree that the obligations of each of Seller and Parent contained in this Agreement are of a special and unique character which gives them a peculiar value, and that Buyer may not be reasonably or adequately compensated in damages in an action at law in the event that Seller or Parent breaches such obligations. Each of Seller and Parent therefore expressly agrees that Buyer shall be entitled to injunctive and other equitable relief to prevent a breach of said obligations, in addition to any other remedies such parties may have.

         8. ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral arguments, understandings and negotiations between the parties with respect to the subject matter of this Agreement.

         9. MODIFICATIONS AND AMENDMENTS. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

         10. NON-WAIVER OF RIGHTS. No failure or delay of any party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.

         11. TITLES AND HEADINGS. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

         12. SUCCESSOR AND ASSIGNS. Except as provided herein, this Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective parties and the heirs, successors, assigns and personal representatives of each of them.

         13. ATTORNEYS' FEES. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all reasonable costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first hereinabove written.



AMERIQUEST TECHNOLOGIES, INC.                    CMS PERIPHERALS, INC.

By:                                              By:
      ------------------------                         ------------------------
Name:                                            Name:
      ------------------------                         ------------------------
Its:                                             Its:
      ------------------------                         ------------------------


CMS ENHANCEMENTS, INC.

By:
      ------------------------
Name:
      ------------------------
Its:
      ------------------------

                                  SCHEDULE 1.1

                               TRANSFERRED ASSETS

         The Transferred Assets shall include all of Seller's right, title and interest in and to the assets owned by or used in the Business that are located at Seller's Costa Mesa headquarters located at 3095 Redhill Ave., including without limitation the following assets of Seller (with such changes thereto as may have occurred in the ordinary course of business since May 4, 1997):

         (a) The fixed assets described on Attachment 1.1(a);

         (b) The inventory described on Attachment 1.1(b);

         (c) The accounts receivable described on Attachment 1.1(c)(i) and the other current assets described on Attachment 1.1(c)(ii);

         (d) The trade name "CMS Enhancements" and all phone numbers associated therewith;

         (e) The prepaid expenses described on Attachment 1.1(e);

         (f) Copies of all of Seller's books, records, accounts, correspondence, production records, employment, payroll, personnel and workers' compensation records, environmental control records and any other documents relating to the Transferred Assets or the Business;

         (g) All rights of Seller under any and all express or implied warranties from Seller's suppliers with respect to the Transferred Assets;

         (h) All of Seller's right, title and interest in and to computer programs to the extent assignable, and other intangibles owned or used by Seller relating to the Transferred Assets or the Business;

         (i) To the extent assignable, all of Seller's licenses, permits and governmental authorizations relating to the Transferred Assets or the Business; and

         (j) All of Seller's right, title and interest in and to those contracts, agreements, purchase or sales orders, indentures, quotes, or commitments related to the Transferred Assets described in Paragraphs (a) through (i) above or otherwise related to the Business, whether written or oral.

                                  SCHEDULE 1.2

                                 EXCLUDED ASSETS

a. All of Seller's contracts with Vendors, including without limitation associated extensions of credit and credit lines.

b. Any deposits, prepaids or other current assets not specifically included in Attachments 1.1(c)(i), 1.1(c)(ii) and 1.1(e) to Schedule
         1.1 (with such changes thereto as may have occurred in the ordinary course of business since May 4, 1997).

                                  SCHEDULE 1.3

                              ASSUMED OBLIGATIONS

a. Rights or claims for refunds or rebates or other obligations pursuant to all "price protection" or cooperative advertising/marketing agreements, credit notes and warranties.

b. All contracts or other obligations not entered into in the ordinary course of the Business of which the Purchaser or any of its stockholders had knowledge prior to the date hereof.

c. All accruals/provisions described on Attachment 1.3(c)(i) and all accounts payable described on Attachment 1.3(c)(ii) (together with the obligations underlying any such accruals/provisions and payables if not otherwise described on Attachment 1.3(d)).

d.    The contracts and agreements listed on Attachment 1.3(d).

                          SELLER'S DISCLOSURE SCHEDULE

         The representations and warranties of Seller in Article 3 of the Agreement are made and given subject to the disclosures in this Seller's Disclosure Schedule. Terms defined in the Agreement are used with the same meaning in this Seller's Disclosure Schedule.

1. Seller has been unable to locate its corporate books and records and such records may need to be recreated prior to the Closing.

2. Seller has not filed its tax returns for the period ended September 30, 1996.

3. In the ordinary course of its business, Seller receives from time to time from its vendors defective products. Seller's representation or warranty with respect to inventory is hereby qualified in its entirety with respect to such defects and with respect to defects covered by manufacturer's warranties.

4. Chase Securities will be entitled to a commission with respect to the sale of the Business, but such commission is the sole responsibility of AmeriQuest Technologies, Inc.

5. Seller has a lease with ICM Investments, Ltd. for the property at 3095 Redhill, which lease is being assigned to Buyer in connection with this transaction.

                         PURCHASER'S DISCLOSURE SCHEDULE

         The representations and warranties of Purchaser in Article 4 of the Agreement are made and given subject to the disclosures in this Purchaser's Disclosure Schedule. The disclosures in this Purchaser's Disclosure Schedule are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and to no other representation or warranty in the Agreement. Terms defined in the Agreement are used with the same meaning in this Purchaser's Disclosure Schedule. By reference to Section 4 of the Agreement (using the numbering in such section), the following matters are disclosed:

         4.1 Purchaser is a recently formed California corporation with a sole shareholder, Ken Burke. Purchaser intends to admit additional shareholders concurrent with the Closing.

         4.4 Purchaser has reason to believe that certain employees of Seller that have written employment agreements containing a severance benefit provision intend to make a claim for severance benefits and it is Purchaser's understanding that Seller has assumed all responsibilities for any liability for severance benefits and/or termination liability to such employees of Seller.